UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2012 (January 19, 2012)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of principal executive offices)

(212) 415-6500

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On January 19, 2012, American Realty Capital Properties, Inc. (the “Company”) closed its acquisition of a fee simple interest in a Walgreens drug store located at 25016 Gratiot Avenue in Eastpointe, Michigan, at a contract purchase price of $3.8 million, excluding closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the fee simple interest is F.W.G.D., LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction. The acquisition of this property pursuant to a pursuant and sale agreement between the seller and AR Capital, LLC, the Company’s sponsor (which assigned the purchase and sale agreement to the Company), was ratified by the Company’ board of directors on November 7, 2011. The Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, the execution of tenant estoppels and other customary conditions to closing, which were completed on January 19, 2012.

The property consists of a freestanding one-story building totaling 15,120 rentable square feet that was built in 1999. The property is 100% leased to Walgreen Co. (NYSE: WAG), which carries an investment grade credit rating as determined by major credit rating agencies. The annualized straight line rental income is approximately $0.3 million, or $22.88 per rentable square foot. The property has been 100% leased to the tenant since March 1999. The initial term of the lease is 20 years, with 7.1 years remaining. This lease expires in January 2019. The lease does not contain rental increases over time. The lease provides for eight five-year renewal options at the same rate as the initial lease. The lease is triple net whereby the tenant is obligated to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.

The Company funded the acquisition of the property with (a) net proceeds from the sale of its common stock and (b) a $2.8 million draw on its senior secured revolving credit facility with RBS Citizens, N.A., as described below in Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A copy of the press release announcing the acquisition of the property is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 19, 2012, the Company drew an additional $2.8 million on its existing $150 million senior secured revolving credit facility with RBS Citizens, N.A. This funding was collateralized by the Walgreens property described in this Current Report on Form 8-K. The terms of the revolving credit facility are set forth in the Company’s Registration Statement on Form S-11 filed on September 22, 2011 and the credit agreement was filed as Exhibit 10.21 to such filing. The description of the revolving credit facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement, which is incorporated herein by reference.

Item 8.01.    Other Events.

On January 19, 2012, the Company announced the tax treatment for distributions taxable in 2011 on its common stock. A copy of the press release announcing such tax treatment is included as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired (Lessees)

Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

(Amounts in Millions)	Three Months Ended November 30, 2011 (Unaudited)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$18,157	$72,184	$67,420	$63,335
Operating income	900	4,365	3,458	3,247
Net earnings	554	2,714	2,091	2,006

	November 30, 2011 (Unaudited)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,429	$27,454	$26,275	$25,142
Long-term debt	2,390	2,396	2,389	2,336
Total liabilities	12,755	12,607	11,875	10,766
Total stockholders’ equity	14,847	14,847	14,400	14,376

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated January 19, 2012
99.2	Press Release dated January 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

January 23, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors